EXHIBIT 11

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP


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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 11, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to Shareholders of the Phoenix Edge Series Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2000